Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents the pro forma effects of the proposed acquisition of certain net assets of the Timing Product Business of Renesas Electronics Corporation by SiTime Corporation, along with effects of other related transactions described below.
Proposed Acquisition
On February 4, 2026, SiTime Corporation, a Delaware corporation (“SiTime” or the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Renesas Electronics America Inc., a subsidiary of Renesas Electronics Corporation (“Renesas” or “Seller”), pursuant to which Renesas will and will cause certain of its affiliates to sell, transfer, assign and convey to SiTime all of their right, title and interest in, to and under certain assets related to the Timing Product Business of Renesas Electronics Corporation (the “Timing Product Business”) for an aggregate purchase price of approximately $1.5 billion in cash (“Cash Consideration”) and 4,130,644 shares of common stock, $0.0001 par value per share, of SiTime (“Common Stock” and such consideration, the “Stock Consideration”), subject to certain adjustments as set forth in the Asset Purchase Agreement (the “Acquisition”).
The number of shares subject to the Stock Consideration will be determined based on the volume-weighted average price of SiTime Common Stock for the period of 10 consecutive trading days ending on the third full trading day prior to the consummation of the Acquisition (the “Closing”), subject to a floor price of $308.6686 and a ceiling price of $417.6104, which could result in approximately 4.86 million shares to 3.59 million shares being issued.
The Asset Purchase Agreement contains various representations and warranties and covenants by the parties to such agreement. SiTime and Renesas have agreed to enter into related agreements ancillary to the Acquisition that will become effective upon the consummation of the Acquisition, including certain documents related to intellectual property matters, transition services and resale registration rights.
The Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”) under U.S. GAAP, with SiTime as the accounting acquirer. Under this method of accounting, the purchase price of the Acquisition will be allocated to the assets acquired and liabilities assumed based on their preliminary fair values at the closing date. The excess purchase price over the fair values of identifiable assets and liabilities will be recorded as goodwill.
Financing
In connection with the execution of the asset purchase agreement, on February 4, 2026, SiTime entered into a debt financing commitment letter (the “Commitment Letter”) with Wells Fargo Securities, LLC and Wells Fargo Bank, National Association (collectively, “Wells Fargo”), pursuant to which Wells Fargo committed to provide debt financing of up to $900 million in the form of a 364-day senior secured bridge loan facility (the “Bridge Facility”) to fund a portion of the Cash Consideration. Subject to market conditions and other factors, in lieu of all or a portion of the Bridge Facility, SiTime may fund a portion of the Cash Consideration through one or more bank financings or capital market transactions (the “Permanent Financing”). The consummation of the Acquisition is not conditioned on the availability of the Bridge Facility or any alternative financing.
For purposes of the unaudited pro forma financial information, it is assumed that a portion of the consideration will be funded using available cash and cash equivalents, including cash generated from the maturities of short-term investments, with the remainder funded through the Permanent Financing. The Cash Consideration is assumed to be funded through the Permanent Financing rather than the Bridge Facility, consistent with SiTime’s intention to refinance the Bridge Facility with permanent financing prior to or shortly following Closing. Accordingly, no borrowings under the Bridge Facility are reflected in the unaudited pro forma condensed combined financial information. Bridge Facility commitment fees paid by SiTime are reflected as Transaction Accounting Adjustment as further described in Note 7.
SiTime is expected to raise approximately $1.25 billion in Permanent Financing which may consist of a combination of convertible notes, revolving credit facilities, and/or other financial instruments. Convertible notes are assumed to be zero coupon instruments with a conversion premium consistent with prevailing market terms. In connection with the issuance of the convertible notes, SiTime is expected to enter into capped call transactions (the “Capped Call Transactions”). The Capped Call Transactions are expected to be classified as equity, with the premium paid recorded as a reduction to additional paid-in capital at issuance. SiTime is also expected to enter into a secured revolving credit facility ("Revolver Loan") intended to provide ongoing liquidity and financing flexibility for the Acquisition. For purposes of the unaudited pro forma financial information, the Revolver Loan is assumed to be undrawn at closing.
The unaudited pro forma financial information reflects the above financing arrangements based on current assumptions as to structure and market terms and as if the Permanent Financing had been completed as of the applicable pro forma balance sheet and income statement dates. The actual terms and conditions of the financing arrangements may differ from those assumed, and such differences could have a material impact on the Company’s future results of operations, financial condition, and cash flows.
These assumptions and expectations are subject to change, and the debt issuance costs to be incurred and related interest expense could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of the Closing and inputs to interest rate determination on debt instruments issued. Refer to Note 7 for further details.
Other Considerations
The unaudited pro forma condensed combined balance sheet as of March 31, 2026, is prepared using SiTime’s unaudited condensed consolidated balance sheet as of March 31, 2026 and Timing Product Business’ unaudited statement of assets acquired and liabilities assumed as of March 31, 2026, giving effect to (i) the Acquisition and Permanent Financing as if they had been completed on March 31, 2026 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined income statement for the three months ended March 31, 2026, is prepared using SiTime’s unaudited condensed consolidated income statement for the three months ended March 31, 2026, and Timing Product Business’ unaudited statement of revenue and direct expenses for the three months ended March 31, 2026; the unaudited pro forma condensed combined income statement for the year ended December 31, 2025, is prepared using SiTime’s audited consolidated income statement for the year ended December 31, 2025, and Timing Product Business’ audited statement of revenue and direct expenses for the year ended December 31, 2025. The unaudited pro forma condensed combined income statements give effect to (i) the Acquisition and Permanent Financing as if they had been completed on January 1, 2025, the beginning of SiTime’s most recently completed fiscal year and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:
•the accompanying notes to the unaudited pro forma condensed combined financial information
•the separate historical unaudited condensed consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2026, as included in SiTime’s Quarterly Report on Form 10-Q
•the separate historical audited consolidated financial statements and accompanying notes for the year ended December 31, 2025, as included in SiTime’s Annual Report on Form 10-K
•the Timing Product Business’ historical unaudited combined financial statements as of and for the three months ended March 31, 2026, derived from the accounting records of Renesas' Timing Product Business; and
•the Timing Product Business’ separate historical audited combined financial statements for the year ended December 31, 2025, derived from the underlying accounting records of Renesas' Timing Product Business.
The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not indicative of the operating results that would have occurred if the Acquisition and the Permanent Financing had been completed as of the dates set forth above, nor is it indicative of the future results of SiTime following the Acquisition.

In determining the preliminary estimate of fair values of assets acquired and liabilities assumed of the Timing Product Business in connection with the Acquisition, SiTime used publicly available benchmarking information along with other relevant assumptions, including market participant assumptions. The purchase price allocation relating to the Acquisition is preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurance that the final valuations will not result in material changes to this preliminary purchase price allocation. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies or dis-synergies, operating efficiencies or inefficiencies, or any integration costs that may result from the Acquisition. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of SiTime following the Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2026
(dollars in Thousands)
SiTime Corporation (Historical)	Timing Product Business Reclassified (Note 3)	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$498,476	$-	$(1,500,000)	5(i)	$1,115,506	7(i)	$362,534
(41,636)	5(ii)
290,188	5(iii)
Short-term investments in held-to-maturity securities	290,188	-	(290,188)	5(iii)	-	-
Accounts receivable, net	54,997	-	(646)	5(i)	-	54,351
Inventories	91,122	5,228	5,228	5(iv)	-	101,578
Prepaid expenses and other current assets	14,433	-	-	-	14,433
Total Current assets	$949,216	$5,228	$(1,537,054)	$1,115,506	$532,896

Property and equipment, net	106,661	5,742	-	-	112,403
Intangible assets, net	141,572	47,013	1,518,021	5(v)	-	1,704,148
(2,458)	5(i)
Right-of-use assets, net	3,479	1,331	(1,331)	5(vi)	-	5,003
1,524	5(vii)
Goodwill	87,098	382,299	2,519,779	5(viii)	-	2,989,176
Other assets	4,831	-	-	(2,000)	7(ii)	2,831

Total Assets	$1,292,857	$441,613	$2,498,481	$1,113,506	$5,346,457
Liabilities and Stockholders' Equity:
Current liabilities
Accounts payable	$22,914	$-	$-	$-	$22,914
Accrued expenses and other current liabilities	53,168	1,619	(225)	5(vi)	-	48,797
236	5(vii)	(650)	7(ii)
(5,351)	5(ii)
Total current liabilities	76,082	1,619	(5,340)	(650)	71,711

Other non-current liabilities	57,797	1,231	(1,231)	5(vi)	1,215,506	7(i)	1,274,591
1,288	5(vii)

Total liabilities	133,879	2,850	(5,283)	1,214,856	1,346,302
Commitments and contingencies
Stockholders’ equity
Common stock	3	-	-	-	3
Additional paid-in capital	1,389,096	438,763	(438,763)	5(ix)	(100,000)	7(i)	4,267,908
2,978,812	5(i)
Accumulated deficit	(230,121)	-	(36,285)	5(ii)	(1,350)	7(ii)	(267,756)
Total stockholders’ equity	1,158,978	438,763	2,503,764	(101,350)	4,000,155
Total liabilities and stockholders' equity	$1,292,857	$441,613	$2,498,481	$1,113,506	$5,346,457

See accompanying notes to unaudited pro forma condensed combined financial information. UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Period ended March 31, 2026
(dollar in Thousands)
	SiTime Corporation (Historical)	Timing Product Business Reclassified (Note 3)	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined
Revenue	$113,567	$69,306	$(646)	6(i)	$-		$182,227
Cost of revenue	46,612	27,342	(646)	6(i)	-		111,277
			37,969	6(ii)

Gross profit	66,955	41,964	(37,969)		-		70,950
Operating expenses:							-
Research and development	32,738	8,117	2,011	6(iv)	-		42,866
Selling, general and administrative	38,937	1,677	484	6(iv)	-		41,100
			2	6(v)
Acquisition related costs	7,619	-	-		-		7,619
Total operating expenses	79,294	9,794	2,497		-		91,585
Income (loss) from operations	$(12,339)	$32,170	$(40,466)		$-		$(20,635)
Interest income	7,310	-	(1,202)	6(vii)	-		6,108
Other expense, net	174	-	-		2,024	7(iii)	2,198
Income (loss) before income taxes	$(5,203)	$32,170	$(41,668)		$(2,024)		$(16,725)
Income tax expense	14	-	-	6(viii)	-	7(v)	14
Net income (loss)	$(5,217)	$32,170	$(41,668)		$(2,024)		$(16,739)
Weighted average shares outstanding
Basic	26,343		-		-		29,909
Diluted	26,343		-		-		29,909
Earnings per share
Basic	(0.20)		-		-		(0.56)
Diluted	(0.20)		-		-		(0.56)

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Year ended December 31, 2025
(dollars in Thousands)

	SiTime Corporation (Historical)	Timing Product Business Reclassified (Note 3)	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined
Revenue	$326,660	$207,744	$(1,589)	6(i)	$-		$532,815
Cost of revenue	151,674	96,086	(1,589)	6(i)	-		403,274
			151,875	6(ii)
			5,228	6(iii)
Gross profit	174,986	111,658	(157,103)		-		129,541
Operating expenses:
Research and development	118,893	29,347	8,210	6(iv)	-		156,450
Selling, general and administrative	116,504	6,158	1,946	6(iv)	-		124,615
			7	6(v)
Acquisition related costs	6,567	-	36,285	6(vi)	-		42,852
Total operating expenses	241,964	35,505	46,448		-		323,917
Income/(loss) from operations	$(66,978)	$76,153	$(203,551)		$-		$(194,376)
Interest income	24,830	-	(12,614)	6(vii)	-		12,216
Other expense, net	157	-	-		9,422	7(iii)	9,579
Income/(loss) before income taxes	$(42,305)	$76,153	$(216,165)		$(9,422)		$(191,739)
Income tax expense	598	-	-	6(viii)	-	7(iv)	598
Net profit/(loss)	$(42,903)	$76,153	$(216,165)		$(9,422)		$(192,337)
Weighted average shares outstanding
Basic	24,967		-		-		28,533
Diluted	24,967		-		-		28,533
Earnings per share
Basic	(1.72)		-		-		(6.74)
Diluted	(1.72)		-		-		(6.74)

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
Note 1. Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The historical information of SiTime Corporation and Timing Product Business is presented in accordance with accounting principles generally accepted in the United States of America.
The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on March 31, 2026, and the unaudited pro forma condensed combined income statement for the three months ended March 31, 2026, and for the year ended December 31, 2025, give effect to the Acquisition as if it occurred on January 1, 2025.
The unaudited pro forma condensed combined financial information is prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with SiTime considered as the accounting acquirer for the Acquisition.
The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies or dyssynergies, operating efficiencies or inefficiencies, or of any integration costs that may result from the Acquisition. The pro forma adjustments represent the Company’s best estimates and are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances.
All terms defined in this section of the report are used solely for the purposes of this section and do not apply to any other section of this Form 8-K.
Note 2. Significant Accounting Policies
The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in SiTime’s audited financial statements as of and for the year ended December 31, 2025. Upon completion of the Acquisition, management will perform a comprehensive review of the accounting policies between the two entities. Management has not made any adjustments to the pro forma condensed combined financial information related to any potential policy differences other than the adjustments described in Note 3 below. Upon completion of the Acquisition and management’s comprehensive review, management may identify differences in accounting policies between the two entities which, when conformed, could have a material impact on the consolidated financial statements of SiTime following the Acquisition.
Note 3. Reclassification and Accounting Policy Adjustments
Certain reclassifications and accounting policy adjustments are reflected in the pro forma adjustments to conform Timing Product Business’ presentation to SiTime’s in the unaudited pro forma condensed combined balance sheet and income statement. These reclassifications have no effect on previously reported shareholders’ equity, or income from continuing operations of the Company or Timing Product Business. The pro forma financial information may not reflect all reclassifications necessary to conform Timing Product Business’ presentation to that of SiTime due to limitations on the availability of information as of the date of this Form 8-K. Additional accounting policy differences and reclassification adjustments may be identified as more information becomes available.
Refer to the table below for a summary of reclassification adjustments made to conform the presentation of Timing Product Business Historical Statement of Assets Acquired and Liabilities with that of SiTime Historical Balance Sheet:

SiTime Corporation Historical Balance Sheet line item	Timing Product Business Historical Statement of Assets Acquired and Liabilities Assumed line item	Timing Product Business As of March 31, 2026	Reclassification Adjustments	Notes	Timing Product Business Reclassified As of March 31, 2026
Assets:
Current assets
Inventories	Inventory, net	$5,228	-		$5,228
Total Current assets		5,228	-		5,228

Property and equipment, net	Property, plant, and equipment, net	5,742	-		5,742
Intangible assets, net	Intangible assets, net	47,013	-		47,013
Right-of-use assets, net	Right-of-use assets, net	1,331	-		1,331
Goodwill	Goodwill	382,299	-		382,299

Total assets		$441,613	-		$441,613

Liabilities and Stockholders' Equity
Current liabilities
Accrued expenses and other current liabilities		$-	$1,619	3(a), (b)	$1,619
	Warranty and return liabilities	1,394	(1,394)	3(a)	-
	Lease liability – current	225	(225)	3(b)	-
Total Current liabilities		1,619	-		1,619
			-		-
Other non-current liabilities			1,231	3(b)	1,231
	Lease liability – non-current	1,231	(1,231)	3(b)	-

Total Liabilities		2,850	-		2,850

Commitment and contingencies
Stockholders’ equity
Additional paid-in capital		-	438,763	3(c)	438,763
Total stockholders’ equity		-	438,763		438,763

Total liabilities and stockholders' equity	Net assets acquired	$438,763	$438,763		$441,613
(a)Reclassification of $1.4 million of warranty and return liabilities to accrued expenses and other current liabilities.
(b)Reclassification of lease liabilities, including $0.2 million of current lease liabilities to accrued expenses and other current liabilities and $1.2 million of non-current lease liabilities to other non-current liabilities.
(c)As the financial statements have been prepared to reflect the assets and liabilities attributable to the Timing Product Business, the net assets acquired amount of $438.8 million has been recorded within Additional paid-in capital to address the difference arising from the net presentation. This amount is subsequently eliminated as part of the pro forma transaction accounting adjustments, as described in Note 5(ix).

Refer to the table below for a summary of reclassifications made to conform the presentation of Timing Product Business Historical Statement of Revenue and Direct Expenses with that of SiTime Historical Income Statement for the period ended March 31, 2026:

SiTime Corporation Historical Income Statement line item	Timing Product Business Historical Statement of Revenue and Direct Expenses line item	Timing Product Business for the three-month period ended March 31, 2026	Reclassification Adjustments	Notes	Timing Product Business Reclassified for the three-month period ended March 31, 2026
Revenue	Product revenue	$69,306	$-		$69,306
	Direct expenses:
Cost of revenue			27,342	3(d), 3(g)	27,342
	Cost of Sales (exclusive of amortization shown separately below)	15,936	(15,936)	3(d)	-
Gross profit					$41,964
Operating expense:
Research and development			8,117	3(e)	8,117
	Research and development (exclusive of amortization shown separately below)	8,117	(8,117)	3(e)	-
Selling, general and administrative			1,677	3(f), 3(g)	1,677
	Selling, general and administrative (exclusive of amortization shown separately below)	1,669	(1,669)	3(f)	-
	Amortization of intangible assets	11,414	(11,414)	3(g)	-
Total operating expenses					9,794
Income (loss) from operations					32,170
Income (loss) before income taxes					32,170
Net income (loss)	Revenue less direct expenses	$32,170	-		$32,170
(d)Reflects the adjustment to reclassify $15.9 million of Cost of Sales (exclusive of amortization shown separately below) to Cost of revenue.
(e)Reflects the adjustment to reclassify $8.1 million of Research and development (exclusive of amortization shown separately below) to Research and development.
(f)Reflects the adjustment to reclassify $1.7 million of Selling, general and administrative (exclusive of amortization shown separately below) to Selling, general and administrative.
(g)Reflects the adjustment to reclassify $11.4 million of amortization expense related to intangible assets based on the nature of the underlying assets to cost of revenue.
Refer to the table below for a summary of reclassification made to conform the presentation of Timing Product Business Historical Statement of Revenue and Direct Expenses with that of SiTime Historical Income Statement for the year ended December 31, 2025:

SiTime Corporation Historical Income Statement line item	Timing Product Business Historical Statement of Revenue and Direct Expenses line item	Timing Product Business for the year ended December 31, 2025	Reclassification Adjustments	Notes	Timing Product Business Reclassified for the year ended December 31, 2025
Revenue	Product revenue	$207,744	-		$207,744
	Direct expenses:
Cost of revenue			96,086	3(h), 3(k)	96,086
	Cost of Sales (exclusive of amortization shown separately below)	50,461	(50,461)	3(h)	-
Gross profit					111,658
Operating expense:
Research and development			29,347	3(i)	29,347
	Research and development (exclusive of amortization shown separately below)	29,347	(29,347)	3(i)	-
Selling, general and administrative			6,158	3(j), 3(k)	6,158
	Selling, general and administrative (exclusive of amortization shown separately below)	6,124	(6,124)	3(j)	-
	Amortization of intangible assets	45,659	(45,659)	3(k)	-
Total operating expenses					35,505
Income (loss) from operations					76,153
Income (loss) before income taxes					76,153
Net income (loss)	Product revenue less direct expenses	$76,153	-		$76,153
(h)Reflects the adjustment to reclassify $50.5 million of Cost of Sales (exclusive of amortization shown separately below) to Cost of revenue.
(i)Reflects the adjustment to reclassify $29.4 million of Research and development (exclusive of amortization shown separately below) to Research and development.
(j)Reflects the adjustment to reclassify $6.1 million of Selling, general and administrative (exclusive of amortization shown separately below) to Selling, general and administrative.
(k)Reflects the adjustment to reclassify $45.7 million of amortization expense related to intangible assets based on the nature of the underlying assets, of which $45.6 million was reclassified to cost of revenue and $0.1 million to selling, general and administrative expenses.
Note 4. Calculation of Acquisition Consideration and Preliminary Purchase Price Allocation
The unaudited pro forma condensed combined financial information reflects the acquisition of Timing Product Business for an estimated preliminary acquisition consideration of $4.5 billion. The fair value of the acquisition consideration expected to be transferred on the closing date includes the value of the estimated cash consideration; the estimated fair value of approximately 3.57 million shares of SiTime common stock to be transferred, determined using the ceiling price of $417.6104 as per the Asset Purchase Agreement, and valued using the price per share of SiTime common stock as of May 13, 2026; the estimated fair value of assumed Timing Product Business equity awards attributable to pre-combination services; and the estimated impact of the effective settlement of pre-existing relationship between SiTime and Timing Product Business. The calculation of estimated acquisition consideration is as follows:

Consideration transferred (In thousands)	Amounts
Cash consideration	$1,500,000
Stock consideration	2,978,773
Pre-combination portion of stock compensation arrangements (a)	38
Settlement of pre-existing relationships (b)	3,105
Fair value of purchase consideration transferred	$4,481,916
(a)Represents the estimated fair value of replacement equity awards issued by SiTime that is attributable to pre-combination service. In accordance with ASC 805, this portion is included as part of the purchase consideration, while the post-combination service component is recognized as compensation expense over the requisite service period in Note 6(iv).
(b)Represents the effective settlement of pre-existing arrangements between SiTime and the Timing Product Business, comprising of a royalty income receivable and a contract-based royalty intangible asset, which are considered settled as part of the business combination in accordance with ASC 805. The amounts associated with these balances have been included in the determination of purchase consideration, with the corresponding derecognition of the related assets in Note 5(i). The Company has evaluated the underlying contractual terms of the royalty arrangement and concluded that they are consistent with prevailing market conditions. Accordingly, no off-market element has been identified, and no separate gain or loss has been recognized upon settlement.
The final consideration transferred may differ materially from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the Company’s estimated common stock price up to the Closing Date. A sensitivity analysis related to the fluctuation in the estimated common stock price was performed to assess the impact of a hypothetical change of 10% on the Common Stock price, the estimated consideration transferred, and the resulting estimated goodwill as of the Closing Date.
The following table shows the effect of changes in the Company’s estimated common stock price and the resulting impact on the estimated consideration transferred and goodwill:

Share Price Sensitivity
(In thousands, except per share data)	SiTime’s Common share price	Consideration Transferred	Goodwill
As presented	$835.31	$4,481,916	$2,902,078
10% increase	$918.84	$4,779,793	$3,199,955
10% decrease	$751.78	$4,184,039	$2,604,201
Preliminary Purchase Price Allocation
Under the acquisition method of accounting, Timing Product Business’ identifiable assets acquired, and liabilities assumed by SiTime will be recorded at the acquisition date fair values. The excess purchase price over the fair value of identifiable assets and liabilities is recorded as goodwill. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and are prepared to illustrate the estimated effect of the acquisition. The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the acquisition and will be based on the fair values of the assets acquired and liabilities assumed as of the Closing Date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below. The following table sets forth a preliminary allocation of the estimated acquisition consideration to Timing Product Business’ identifiable tangible and intangible assets expected to be acquired and liabilities expected to be assumed by SiTime, as if the acquisition has been completed on March 31, 2026, based on the unaudited combined balance sheet of the Timing Product Business as of March 31, 2026, adjusted for the reclassifications and accounting policy adjustments as discussed in Note 3, with the excess recorded as goodwill:

Preliminary allocation of consideration transferred
(In thousands)	Fair value
Inventories	$10,456
Property and equipment, net	5,742
Intangible assets, net	1,565,034
Right-of-use assets, net	1,524
Total assets	$1,582,756
Accrued expenses and other current liabilities	1,630
Other non-current liabilities	1,288
Net assets acquired (a)	$1,579,838
Estimated purchase consideration (b)	4,481,916
Goodwill (b) – (a)	$2,902,078
Goodwill represents the excess of the preliminary estimated purchase consideration over the estimated fair value of the underlying net assets acquired. Goodwill will not be amortized but instead will be reviewed for impairment annually on the first day of the fourth fiscal quarter, or more frequently if facts and circumstances warrant a review. Goodwill is attributable to the assembled workforce of Timing Product Business, and planned growth within existing and new markets, and customers. Goodwill recognized in the acquisition is expected to be deductible for tax purposes.
SiTime has not recorded any deferred tax assets or liabilities in connection with the Acquisition as a majority of the transaction will be completed as an asset purchase for U.S. federal income tax purposes, and SiTime will receive stepped-up tax basis in the assets acquired and liabilities assumed equal to the respective fair market values on the date of the Acquisition. Therefore, there is no basis difference in the assets acquired and liabilities assumed. There is also no change to SiTime’s valuation allowance position in the U.S. due to the Acquisition. Management is currently finalizing the tax structure of this acquisition.
Note 5. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(i)Represents the estimated preliminary acquisition consideration of approximately $4.5 billion, consisting of (a) the estimated cash consideration to be paid at closing, (b) the estimated fair value of approximately 3.57 million shares of SiTime common stock to be issued, calculated using the SiTime common stock price as of May 13, 2026, (c) the estimated fair value of Timing Product Business equity awards assumed in the transaction that are attributable to pre‑combination services, and (d) the effective settlement of pre-existing relationships between SiTime and Timing Product Business, comprising an accounts receivable of $0.6 million and contract based royalty intangible asset of $2.5 million, which are effectively settled as part of the business combination.
(ii)Reflects estimated non-recurring transaction-related expenses of $41.6 million incurred by SiTime, including legal, accounting and regulatory fees directly associated with the Acquisition assumed to be paid at the closing date.
(iii)Reflects the pro forma adjustment to give effect to the assumed maturity of short‑term investments and the application of the related net proceeds to fund a portion of the cash consideration payable in connection with the Acquisition.
(iv)Reflects the adjustment to inventory to record the acquired inventory at estimated fair value, determined based on the estimated selling price of the inventory in the ordinary course of business, less costs to sell, resulting in a fair value equal to historical inventory cost plus an estimated gross profit margin calculated on a cost basis.
(v)Represents the net adjustment to the estimated fair value of intangible assets acquired in the Acquisition. Preliminary identifiable intangible assets in the pro forma financial information are provided in the table below. The amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income, as further described in Note 6(i). The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions.
The general categories of the acquired identified intangible assets are the following:

(In thousands)	Fair value	Estimated Useful Life (in years)
Developed technology	$1,165,000	8
Software	34	2
Customer related assets	375,000	8
Trade names, trademarks and domain names	25,000	5
Total identifiable intangible assets	$1,565,034
Historical intangible assets carrying value	47,013
Pro forma adjustment	$1,518,021
(vi)Reflects the elimination of Timing Product Business’ historical lease balances upon remeasurement at fair value.
(vii)Reflects the recognition of right-of-use asset and lease liability of $1.5 million upon remeasurement of the lease balances at SiTime’s weighted average incremental borrowing rate, in accordance with ASC 842.
(viii)Represents the adjustment to goodwill based on the purchase price allocation.

(In thousands)	Amounts
Goodwill resulting from the Acquisition	$2,902,078
Less: Timing Product Business’ historical goodwill	(382,299)
Pro forma adjustment	$2,519,779
(ix)Reflects the elimination of Timing Product Business’ historical equity upon Closing Date.
Note 6. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Income statement
(i)Reflects the elimination of intercompany royalty revenues and expenses arising from the licensing arrangement between Aura Semiconductor Pvt. Ltd. (“Aura”), and the Timing Product Business, following the effective settlement of the related contract-based royalty intangible asset and royalty income receivable recorded as a balance sheet adjustment in Note 5(i) above.
(ii)Represents the adjustment to record elimination of historical amortization expense and recognition of new amortization expense related to acquired identifiable intangible assets based on the estimated fair value and the associated estimated useful life. Amortization expense is calculated based on the estimated fair value of each of the identifiable intangible assets and the associated estimated useful life as discussed in Note 5(v). The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available.

Amortization Expense (In thousands)	For the three months ended March 31, 2026	For the year ended December 31, 2025
Developed technology	$36,406	$145,625
Customer related assets	11,719	46,875
Trade names, trademarks and domain names	1,250	5,000
Total identifiable intangible assets	49,375	197,500
Less: historical amortization expense	11,406	45,625
Pro forma adjustment for incremental amortization expense	$37,969	$151,875
(iii)Reflects the adjustment to cost of revenue to recognize the incremental fair value step‑up associated with acquired inventory as the inventory is consumed, based on the assumption that the inventory has a turnover period of less than one year and is sold in the ordinary course of business within the pro forma periods presented.
(iv)Reflects the adjustment to recognize stock-based compensation expense of $2.5 million for the three months ended March 31, 2026, and $10.2 million for the year ended December 31, 2025, related to the replacement awards and the reversal of expense previously recognized for the original awards.
(v)Represents the pro forma adjustment to record incremental lease expense based on the remeasurement of lease liabilities and right of use assets using SiTime’s incremental borrowing rate, less historical lease expense.
(vi)Reflects estimated non-recurring transaction-related expenses of $36.3 million incurred by SiTime, including legal, accounting and regulatory fees directly associated with the Acquisition. These non-recurring expenses are not anticipated to affect the unaudited pro forma condensed combined income statement beyond twelve months after the closing date.
(vii)Reflects the partial derecognition of interest income on the portion of cash and short-term investments assumed to be utilized to fund the Cash Consideration. The eliminated portion represents interest income that would not have been earned had the Acquisition been completed on January 1, 2025.
(viii)SiTime has historically determined that it is not more-likely-than-not that its deferred tax assets will be realized in the U.S. and has maintained a valuation allowance against its net U.S. deferred tax assets. For the pro forma financial statements, SiTime assumes that all revenue and expenses of the Timing Product Business will be reflected in its U.S. operations. Due to SiTime’s sufficient net operating loss carry forwards and full valuation allowance, no preliminary tax expense or benefit has been recorded for the Timing Product Business revenue and expenses or the pro forma adjustments. Management is currently finalizing the tax structure of this acquisition.
Note 7. Financing Adjustments
(i)Reflects the estimated impact of issuance of Permanent Financing on cash, including cash proceeds received and the corresponding recognition of a debt liability, net of cash outflows for estimated Permanent Financing costs along with cash outflows related to estimated premiums paid for Capped Call Transactions.

(In thousands)	As of March 31, 2026
Proceeds from Permanent Financing	$1,250,000
Payment of debt issuance costs for Permanent Financing	(34,394)
Payment for Capped Call Transactions	(100,000)
Pro forma adjustment to cash and cash equivalents	$1,115,506
The $100 million premium paid for the Capped Call Transactions is recorded as reduction to additional paid-in capital. The Capped Call Transactions are expected to be classified as equity and have no impact on the unaudited pro forma condensed combined income statement.

(ii)Reflects the elimination of $1.4 million of commitment fees associated with the Bridge Facility and $0.6 million of legal costs. The commitment fees have been recognized as interest expense in the pro forma income statement for the year ended December 31, 2025, in Note 7(iii) below, consistent with reflecting the financing as if it had occurred at the beginning of the period. The legal costs have been treated as debt issuance costs associated with the Permanent Financing and are amortized over the respective terms of the instruments using the effective interest method in Note 7(iii) below.
(iii)Reflects pro forma interest expense related to the Permanent Financing, of $2.0 million for the three months ended March 31, 2026, and $9.4 million for the year ended December 31, 2025, including interest expense on Permanent Financing and commitment fees on the Revolver Loan and Bridge Facility.
(iv)Due to forwards and full valuation SiTime’s sufficient net operating loss carry allowance, no preliminary tax expense or benefit has been recorded for the financing adjustments. See Note 6(viii) above for further details.
Note 8. Net Loss Per Share
Represents the pro forma basic and diluted net loss per share attributable to common stockholders calculated using the historical weighted average common shares outstanding of SiTime, adjusted for additional common shares to be issued as part of purchase consideration in connection with the Acquisition.
SiTime considered the potential dilutive effect of (a) additional SiTime RSUs to be issued in conjunction with the acquisition and (b) the conversion of convertible notes expected to be issued in conjunction with Permanent Financing. However, the potential common shares outstanding are not included in the computation of pro forma diluted net loss per share as their effect would be anti-dilutive.
The following table sets forth the computation of pro forma basic and diluted net loss per share attributable to common stockholders for the periods presented:

(In thousands, except per share data)	For the Three months ended March 31, 2026	For the Year ended December 31, 2025
Numerator:
Pro forma net loss attributable to common stockholders	$(16,739)	$(192,337)
Denominator:
Historical SiTime weighted average shares used to compute basic and diluted net loss per share	26,343	24,967
Shares of SiTime common stock to be issued in connection with the acquisition	3,566	3,566
Pro forma weighted average shares used to compute basic and diluted net loss per share:	29,909	28,533
Net loss per share:
Pro forma net loss attributable to common stockholders per share, basic and diluted	$(0.56)	$(6.74)

The following table presents the potential common shares outstanding that were excluded from the computation of pro forma diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive:

(In thousands, except per share data)
	For the Three months ended March 31, 2026	For the Year ended December 31, 2025
Historical SiTime restricted stock units	515	820
Restricted stock units to be issued in connection with the acquisition	51	51
Shares of SiTime common stock to be issued upon conversion of the convertible debt in connection with the acquisition	1,069	1,069
Pro forma potential dilutive securities	1,635	1,940